EXHIBIT 99.1

546 E. Main Street • Lexington, KY 40508 • 859-226-4356 • www.triplecrownmedia.com
Triple Crown Media, Inc. Announces Appointment of Executive Officers
LEXINGTON, KY, April 27, 2006 — Triple Crown Media, Inc. (Nasdaq: TCMI) today announced the appointment of Mark G. Meikle as Executive Vice President and Chief Financial Officer and Michael S. (“Steve”) Cornwell as Executive Vice President of Operations.
Mark Meikle was Vice President, Treasurer and Chief Financial Officer of Roanoke Electric Steel Corporation, a publicly traded company having $500 million in total revenues, from 2003 until the company was sold earlier this month. Mr. Meikle replaces Frederick J. Erickson as Chief Financial Officer who resigned, effective today. Mr. Erickson will remain with the Company until May 31, 2006 to assist with the transition.
Steve Cornwell was Vice President and General Manager of WIBW-TV in Topeka, Kansas since 2004, an affiliate of Gray Television, Inc. Prior to WIBW, Mr. Cornwell held positions with Gray Publishing, LLC, when it was owned and operated by Gray Television, ranging from production and operations director, circulation director and general manager of GNET, a local cable news operation in Gwinnett County, Georgia.
Thomas J. Stultz, President and Chief Executive Officer of Triple Crown Media, Inc., commented, “We are very appreciative of Fred Erickson’s efforts in connection with the formation and integration of our businesses, and we are disappointed about Fred Erickson’s decision to take a different direction in his career. At the same time, we are very excited about the addition of two very experienced executives to our management team. Mark Meikle and Steve Cornwell will be located in our Lexington, Kentucky headquarters, and will be an important part of our efforts to enhance our operational efficiencies.”
Triple Crown Media owns and operates six daily newspapers and one weekly newspaper in Georgia, and provides paging and other wireless services in non-major metropolitan areas in Alabama, Florida and Georgia, where it also operates 14 retail locations. Triple Crown Media, through its subsidiary, Host Communications, Inc., is engaged in the Collegiate Marketing and Production Services business and Association Management Services business. The Collegiate Management and Production Services business provides sports marketing and production services to a number of collegiate conferences and universities and, through a contract with CBS Sports, on behalf of the National Collegiate Athletic Association. The Association Management Services business provides various associations with services such as member communication, recruitment and retention, conference planning, Internet web site management, marketing and administration.
For information contact:
Thomas J. Stultz, President and Chief Executive Officer, at (859) 226-4356, or
Mark G. Meikle, Executive Vice President and Chief Financial Officer, at (859) 226-4376 or
Steve Cornwell, Executive Vice President of Operations, at (859) 226-4297.